Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-215587) and Form S-3 (No. 333-216340) of Energy XXI Gulf Coast, Inc. and subsidiaries (the “Company”) of the reference to Netherland, Sewell & Associates, Inc. and the inclusion of our report dated March 7, 2018 in the Annual Report on Form 10-K for the year ended December 31, 2017, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

March 21, 2018